Note: This form of amended and restated partnership agreement is intended to reflect a composite version of the original 1988 agreement and the subsequent eleven amendments. Certain errors may be present relating to the process of making a composite agreement, though the registrant believes any such errors would be immaterial.

FORM OF SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PENSKE TRUCK LEASING CO., L.P.

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is entered into this 26th day of July, 2008, and effective as of the 28th day of June, 2008, by and among Penske Truck Leasing Corporation, a Delaware corporation with its offices at Route 10, Green Hills, Reading, Pennsylvania 19603-0563 (“Penske”, or the “General Partner”), as general partner, and General Electric Credit Corporation of Tennessee, a Tennessee corporation with its offices at 44 Old Ridgebury Road, Danbury, Connecticut 06810 (“GE Tennessee”), PTLC Holdings Co., LLC, a Delaware limited liability company with its offices at 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801 (“PTLC-LLC”), PTLC2 Holdings Co., LLC, a Delaware limited liability company with its offices at 1105 North Market Street, Suite 1300,, Wilmington, Delaware 19801 (“PTLC2-LLC”), Penske Automotive Group, Inc., a Delaware corporation with its offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302 (“PAG”), Logistics Holding Corp., a Delaware corporation with its offices at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (“Holdco”), RTLC Acquisition Corp. a Delaware corporation with its offices at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 (“RTLC-AC”), and NTFC Capital Corporation, a Delaware corporation with its offices at 44 Old Ridgebury Road, Danbury, Connecticut 06810 (“NTFC” and, together with GE Tennessee, PTLC-LLC, PTLC2-LLC, PAG, Holdco, and RTLC-AC, hereinafter collectively referred to as the “Limited Partners”), as limited partners. The General Partner and the Limited Partners are hereinafter sometimes referred to collectively as the “Partners” and individually as a “Partner.”

WITNESSETH:

WHEREAS, a limited partnership was heretofore formed in accordance with the provisions of the Delaware Revised Uniform Limited Partnership Act (6 Del.C. §17-101, et seq.), as amended from time to time and any successor to such Act (the “Act”) under the name Penske Truck Leasing Co., L.P. pursuant to an Agreement of Limited Partnership dated July 18, 1988;

WHEREAS, the Agreement of Limited Partnership was amended and restated in its entirety by the Amended and Restated Agreement of Limited Partnership dated August 10, 1988;

WHEREAS, the Partners have entered into a series of amendments to the Amended and Restated Agreement of Limited Partnership, said amendments being Amendments Nos. 1 through 11 to the Amended and Restated Agreement of Limited Partnership; and

WHEREAS, the parties hereto desire to amend and restate in its entirety the Amended and Restated Agreement of Limited Partnership of the Partnership as hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree that the Amended and Restated Agreement of Limited Partnership of the Partnership is hereby amended and restated in its entirety by this Second Amended and Restated Agreement of Limited Partnership and, as so amended and restated hereby, shall read in its entirety as follows:

ARTICLE 1

THE LIMITED PARTNERSHIP

1.1 Formation.

(a) The parties hereto, in consideration of the mutual covenants herein contained, have heretofore become partners in a limited partnership (hereinafter referred to as the “Partnership”) formed under and pursuant to the provisions of the Act to engage in the business hereinafter described for the period and upon the terms and conditions hereinafter set forth.

(b) The Limited Partners have been admitted to the Partnership as Limited Partners, and the General Partner and the Limited Partners have contributed to the capital of the Partnership their initial Capital Contributions, as set forth in Article 3 below, and the Partnership repurchased the interest of Frank Cocuzza (the original limited partner of the Partnership), who upon such repurchase ceased to have an interest in the Partnership, in exchange for payment of cash of his $10.00 capital contribution to the Partnership.

1.2 Certificate of Limited Partnership. The General Partner has executed and caused to be filed (a) a Certificate of Limited Partnership of the Partnership in the office of the Secretary of State of the State of Delaware on July 18, 1988, (b) a Certificate of Amendment to Certificate of Limited Partnership of the Partnership in the office of the Secretary of State of the State of Delaware on July 21, 1988, and a (c) Certificate of Amendment to Certificate of Limited Partnership of the Partnership in the office of the Secretary of State of the State of Delaware on March 20, 2002 (such Certificate of Limited Partnership, together with and as amended by such Certificates of Amendment, is hereinafter collectively referred to as the “Certificate”). The General Partner hereafter shall execute such further documents (including any additional amendments to the Certificate) and take such further action as shall be appropriate to comply with all requirements of law for the formation and operation of a limited partnership in the State of Delaware and all other counties and states where the Partnership may elect to do business.

1.3 Name. The name of the Partnership is Penske Truck Leasing Co., L.P. Subject to the provisions of Subsection 6.5(b)(iv), the General Partner may change the name of the Partnership or cause the business of the Partnership to be conducted under any other name (other than any name including the term “General Electric” or derivatives thereof) and, in any such event, the General Partner shall notify the Limited Partners of such name change within thirty days thereafter.

1.4 Character of Business. The business of the Partnership shall be (i) the renting, leasing and servicing of tractors, trailers and trucks to third party users, (ii) to act as both a contract and common motor carrier and (iii) such other activities and business as may be lawfully conducted by a limited partnership formed under the laws of the State of Delaware. The Partnership shall have and exercise all the powers now or hereafter conferred by the laws of the State of Delaware on limited partnerships formed under the laws of that State, and to do any and all things as fully as natural persons might or could do as are not prohibited by law in furtherance of the aforesaid business of the Partnership. The business of the Partnership shall be conducted in accordance with, and any action required or permitted to be taken by the General Partner or any Limited Partner shall be taken in compliance with, all applicable laws, rules and regulations.

1.5 Certain Business Policies. The Partnership adopted prior to June 26, 2008, in accordance with the terms of this Agreement as then in effect, and maintains policies with respect to requirements of federal, state and local environmental statutes and regulations, antitrust laws and regulations, laws and regulations relating to contracts with federal, state and local governments and governmental agencies, insider trading and ethical business practices, as well as credit approval levels. The Partnership shall conduct its business in accordance with such policies, as the same may be amended from time to time in accordance with Subsections 6.5(b)(iii) and (vii).

1.6 Principal Offices. The location of the principal offices of the Partnership shall be at Route 10, Green Hills, Reading, Pennsylvania 19603-0563, or at such other location as may be selected from time to time by the General Partner. If the General Partner changes the location of the principal offices of the Partnership, the Limited Partners shall be notified within thirty days thereafter. The Partnership may maintain such other offices at such other places as the General Partner deems advisable.

1.7 Fiscal Year. The fiscal year of the Partnership shall be the calendar year (the “Partnership Year”).

1.8 Accounting Matters. Unless otherwise specified herein, all accounting determinations hereunder shall be made, all accounting terms used herein shall be interpreted, and all financial statements required to be delivered hereunder shall be prepared, in accordance with Generally Accepted Accounting Principles, except, in the case of such financial statements, for departures from Generally Accepted Accounting Principles that may from time to time be approved in writing by the Partners and the Auditor who is at the time reporting on such financial statements.

ARTICLE 2

DEFINITIONS

The following defined terms used in this Agreement shall have the respective meanings specified below.

2.1 Act. “Act” shall have the meaning ascribed to such term in the first “Whereas” clause hereof.

2.2 Adjusted Capital Account Deficit. “Adjusted Capital Account Deficit” means, with respect to any Limited Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts that such Partner is obligated to restore (pursuant to the terms of this Agreement or otherwise) or deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

2.3 Advisory Committee. “Advisory Committee” shall have the meaning ascribed to such term in Subsection 6.4(a).

2.4 Affiliate. “Affiliate” shall mean (i) any Person directly or indirectly controlling, controlled by, or under common control with, another Person, (ii) a Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such other Person, (iii) any officer, director or general partner of such other Person, (iv) if such other Person is an officer, director or general partner, any other entity for which such Person acts in any capacity and (v) with respect to the General Partner and the Partnership, any Person directly or indirectly controlled by the General Partner.

2.5 Agreement. This “Agreement” shall refer to this Second Amended and Restated Agreement of Limited Partnership, including the Schedules hereto, as the same may be amended from time to time.

2.6 Agreement Date. “Agreement Date” shall mean August 10, 1988.

2.7 Applicable Percentage. “Applicable Percentage” shall mean (i) with respect to the 2001 Partnership Year, 62%, (ii) with respect to the Partnership Years 2002 through June 30, 2006, 58%, and (iii) for all Partnership Years (or parts thereof) after June 30, 2006, 50%.

2.8 Auditor. “Auditor” shall mean Deloitte & Touche LLP (until December 31, 2003) and KPMG LLP (from and after January 1, 2004), or any successor firm of independent auditors selected pursuant to Subsection 6.4(f).

2.9 Available Cash. “Available Cash” means at any point in time all cash and cash equivalents on hand of the Partnership from any source (including, without limitation, any proceeds from borrowings) less cash reasonably reserved or reasonably anticipated to be required for debts and expenses, interest and scheduled principal payments on any indebtedness, capital expenditures, taxes or the activities of the Partnership.

2.10 Bankruptcy. The “Bankruptcy” of a Partner shall mean (i) the filing by a Partner of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal or state insolvency law, or a Partner’s filing an answer consenting to or acquiescing in any such petition, (ii) the making by a Partner of any assignment for the benefit of its creditors or (iii) the expiration of sixty days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for the assets of a Partner, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty-day period.

2.11 Bona Fide Lender. “Bona Fide Lender” shall have the meaning ascribed to such term in Subsection 9.2(a).

2.12 Business Day. “Business Day” means any day other than a Saturday or Sunday or other day that commercial banks are required or permitted to be closed in either New York City or Detroit.

2.13 Capital Account. “Capital Account” means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(i) To each Partner’s Capital Account there shall be credited such Partner’s Capital Contributions, such Partner’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 5.3 or Section 5.4, and the amount of any Partnership liabilities assumed by such Partner or that are secured by any Partnership Property distributed to such Partner;

(ii) To each Partner’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership Property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 5.3 or Section 5.4, and the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

(i) In the event all or a portion of an interest in the Partnership is transferred, in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(ii) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) and the definition of “Capital Contribution,” there shall be taken into account Code Section 752 (c) and any other applicable provisions of the Code and Regulations.

2.14 Capital Contribution. A “Capital Contribution” of a Partner shall be each amount or asset which such Partner contributes to the capital of the Partnership as provided in Article 3.

2.15 Certificate. “Certificate” shall have the meaning ascribed to such term in Section 1.2.

2.16 Code. “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, or the corresponding provisions of any successor statute.

2.17 December 2007 Purchase and Sale Agreement. “December 2007 Purchase and Sale Agreement” means that certain Purchase and Sale Agreement dated December 24, 2007 among the Partnership and the Partners (other than PAG).

2.18 Depreciation. “Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that (i) with respect to any asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” defined by Treasury Regulation Section 1.704-3(d), Depreciation for such fiscal year or other period shall be the amount of the book basis recovered for such fiscal year or other period under the rules prescribed in Treasury Regulation Section 1.704-3(d)(2) (notwithstanding anything to the contrary in Subsection 5.5(c)) and (ii) with respect to any other asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of an asset at the beginning of such fiscal year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method agreed upon by the Partners.

2.19 Effective Time. “Effective Time” shall have the meaning ascribed to such term in Subsection 3.11

2.20 Event of Withdrawal. “Event of Withdrawal” shall have the meaning ascribed to such term in Subsection 10.1(b).

2.21 Foreclosure. “Foreclosure” shall have the meaning ascribed to such term in Subsection 9.2(a).

2.22 GECC. “GECC” means General Electric Capital Corporation, a Delaware corporation.

2.23 GE Committee Member. “GE Committee Member” shall have the meaning ascribed to such term in Subsection 6.4(a).

2.24 GE Tennessee. “GE Tennessee” shall have the meaning ascribed to such term in the first Paragraph of this Agreement.

2.25 Gelco Assumed Liabilities. “Gelco Assumed Liabilities” shall have the meaning ascribed to such term in the Venture Agreement.

2.26 Gelco Leased Assets. “Gelco Leased Assets” shall have the meaning ascribed to such term in the Venture Agreement.

2.27 Gelco Purchased Assets. “Gelco Purchased Assets” shall have the meaning ascribed to such term in the Venture Agreement.

2.28 General Partner. “General Partner” shall have the meaning ascribed to such term in the first Paragraph of this Agreement and shall include each Person admitted from time to time as a general partner in the Partnership.

2.29 Generally Accepted Accounting Principles. “Generally Accepted Accounting Principles” shall refer to generally accepted accounting principles as in effect from time to time in the United States of America.

2.30 GP Committee Member. “GP Committee Member” shall have the meaning ascribed to such term in Subsection 6.4(a).

2.31 Gross Asset Value. “Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes except as follows:

(1) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as agreed to by the Partners at the time of such contribution;

(2) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as proposed by the General Partner and approved by the Majority Limited Partners, as of the following times: (a) the acquisition of an additional interest in the Partnership (other than pursuant to Sections 3.1 and 3.2 hereof or pursuant to Paragraphs 3.3, 3.4 or 3.5 of the Venture Agreement) by any new or existing Partner in exchange for more than a de minimis capital contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property, unless all Partners receive simultaneous distributions of undivided interests in the distributed property in proportion to their respective Percentage Interests; (c) the liquidation of the Partnership within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and (d) the termination of the Partnership for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code; and

(3) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Subsections 2.31(1) or (2) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

2.32 Holdco. “Holdco” shall have the meaning ascribed to such term in the first Paragraph of this Agreement.

2.33 HP Contributed Assets. “HP Contributed Assets” shall have the meaning ascribed to such term in the Venture Agreement.

2.34 HP Contributed Liabilities. “HP Contributed Liabilities” shall have the meaning ascribed to such term in the Venture Agreement.

2.35 HP Leased Assets. “HP Leased Assets” shall have the meaning ascribed to such term in the Venture Agreement.

2.36 Interested Party. “Interested Party” shall have the meaning ascribed to such term in Subsection 6.6(a).

2.37 Joint Committee Member. “Joint Committee Member” shall have the meaning ascribed to such term in Subsection 6.4(a).

2.38 June 2006 Purchase and Sale Agreement. “June 2006 Purchase and Sale Agreement 2006” means that certain Purchase and Sale Agreement dated June 30, 2006 among the Partnership, the Partners (other than PTLC2-LLC and PAG), and GECC.

2.39 June 2008 Purchase and Sale Agreement. “June 2008 Purchase and Sale Agreement” means that certain Purchase and Sale Agreement dated June 26, 2008 among the Partnership and the Partners.

2.40 Limited Partner. “Limited Partner” shall have the meaning ascribed to such term in the first Paragraph of this Agreement and shall include each Person admitted from time to time as a limited partner in the Partnership.

2.41 Logistics LLC. “Logistics LLC” means Penske Logistics LLC, a Delaware limited liability company.

2.42 Majority Limited Partners. “Majority Limited Partners” shall mean, at any given time, Limited Partners (other than Penske and its Affiliates) who then hold a majority of limited partner interests in the Partnership (exclusive of any limited partner interest in the Partnership then held by Penske or its Affiliates).

2.43 NTFC. “NTFC” shall have the meaning ascribed to such term in the first Paragraph of this Agreement.

2.44 Net Losses. “Net Losses” shall have the meaning ascribed to such term in Subsection 9.3(j).

2.45 Non-Issuing Partner. “Non-Issuing Partner” shall have the meaning ascribed to such term in Subsection 6.4(h).

2.46 Nonrecourse Deductions. “Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

2.47 Nonrecourse Liability. “Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

2.48 Offer. “Offer” shall have the meaning ascribed to such term in Subsection 9.3(b).

2.49 Offered Interest. “Offered Interest” shall have the meaning ascribed to such term in Subsection 9.3(b).

2.50 Offeree Partner. “Offeree Partner” shall have the meaning ascribed to such term in Subsection 9.3(b).

2.51 Offering Partner. “Offering Partner” shall have the meaning ascribed to such term in Subsection 9.3(b).

2.52 Opening Balance Sheet. “Opening Balance Sheet” shall have the meaning ascribed to such term in Section 3.3.

2.53 Original Partnership Agreement. “Original Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership dated August 10, 1988, together with and as amended by Amendments Nos. 1 through 11 thereto.

2.54 PAG. “PAG” shall have the meaning ascribed to such term in the first Paragraph of this Agreement.

2.55 PAG Non-Voting Observer. “PAG Non-Voting Observer” shall have the meaning ascribed to such term in Subsection 6.4(a).

2.56 PAG Pledged Interest. “PAG Pledged Interest” shall have the meaning ascribed to such term in Subsection 9.2(a).

2.57 PTLC-LLC. “PTLC-LLC” shall have the meaning ascribed to such term in the first Paragraph of this Agreement.

2.58 PTLC2-LLC. “PTLC2-LLC” shall have the meaning ascribed to such term in the first Paragraph of this Agreement.

2.59 Partner. “Partner” shall mean the General Partner or a Limited Partner.

2.60 Partner Nonrecourse Debt. “Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

2.61 Partner Nonrecourse Debt Minimum Gain. “Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with the provisions of Regulations Section 1.704-2(i)(3) relating to “partner nonrecourse debt minimum gain.”

2.62 Partner Nonrecourse Deductions. “Partner Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

2.63 Partnership. “Partnership” shall have the meaning ascribed to such term in Subsection 1.1(a).

2.64 Partnership Certificate. “Partnership Certificate” shall have the meaning ascribe to such term in Section 3.10.

2.65 Partnership Interest. “Partnership Interest” shall refer, with respect to a given Partner as of a given date, to such Partner’s general partner interest in the Partnership (if any) and such Partner’s limited partner interest in the Partnership (if any), in each case as of such date.

2.66 Partnership Minimum Gain. “Partnership Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

2.67 Partnership Year. “Partnership Year” shall have the meaning ascribed to such term in Section 1.7.

2.68 Penske. “Penske” shall have the meaning ascribed to such term in the first Paragraph of this Agreement.

2.69 Penske Consolidated Group. “Penske Consolidated Group” shall have the meaning ascribed to such term in Subsection 9.2(a).

2.70 Percentage Interest. The “Percentage Interest” of a Partner shall be the percentage set forth next to its respective name on Schedule A hereto, as such Schedule A shall be amended from time to time to reflect transfers of interests in the Partnership to the extent permitted by this Agreement.

2.71 Person. “Person” shall include an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, and any other entity.

2.72 Profits and Losses. “Profits” and “Losses” shall mean, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 2.72 shall be added to such taxable income or loss;

(ii) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section 2.51 shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Subsection 2.31(2) or (3) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

(vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 734(b) or 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or (m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii) Notwithstanding any other provision of this definition of “Profits” and “Losses,” any items that are specially allocated pursuant to Sections 5.3 and 5.4 shall not be taken into account in computing Profits or Losses.

The amounts of items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Sections 5.3 and 5.4 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi).

2.73 Purchased Interest. “Purchased Interest” shall have the meaning ascribed to such term in Subsection 9.3(n).

2.74 RTLC-AC. “RTLC-AC” shall have the meaning ascribed to such term in the first Paragraph of this Agreement.

2.75 Regulations. “Regulations” means the United States Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended, modified or supplemented from time to time.

2.76 Returns. “Returns” shall have the meaning ascribed to such term in Section 8.2(d).

2.77 Regulatory Allocations. “Regulatory Allocations” has the meaning set forth in Section 5.4.

2.78 Schedule. “Schedule” shall refer to one of several written Schedules to this Agreement, each of which is hereby incorporated into and made a part of this Agreement for all purposes.

2.79 Securities Act. “Securities Act” shall have the meaning ascribed to such term in Section 13.2.

2.80 Seventh-Member Request. “Seventh Member Request” shall have the meaning ascribed to such term in Section 6.4(a).

2.81 Subsidiary. “Subsidiary” shall refer to (a) a corporation (or equivalent legal entity under foreign law) of which another Person owns directly or indirectly more than 50% of the stock, the holders of which are ordinarily and generally, in the absence of contingencies or understandings, entitled to vote for the election of directors, (b) any limited liability company in which such Person owns directly or indirectly more than 50% of the membership interests, and (c) any partnership in which such other Person owns directly or indirectly more than a 50% interest.

2.82 Tax Matters Partner. “Tax Matters Partner” shall have the meaning ascribed to such term in Subsection 8.2(e).

2.83 Transfer. “Transfer” shall have the meaning ascribed to such term in Subsection 9.3(a).

2.84 Venture Agreement. “Venture Agreement” shall mean that certain Venture Agreement, dated as of August 1, 1988, by and among Penske, GE Tennessee, Gelco Corporation and the Partnership, as the same may be amended and in effect from time to time.

2.85 Written JCM Suspension. “Written JCM Suspension” shall have the meaning ascribed to such term in Section 6.4(d)(ii).

2.86 General Provisions. As used in this Agreement, except as the context otherwise requires, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules hereto, and not to any particular Article, Section, Subsection, Clause or Subdivision contained in this Agreement. Capitalized terms used in this Agreement which are not otherwise defined herein shall have the respective meanings ascribed to such terms in the Venture Agreement.

ARTICLE 3

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

3.1 Initial Capital Contribution.

(a) Penske, as its initial Capital Contribution to the capital of the Partnership, conveyed, transferred and assigned into the name of the Partnership, or caused to be so conveyed, transferred and assigned, all right, title and interest of Penske and its Affiliates in and to the HP Contributed Assets, as provided by Paragraph 3.1 of the Venture Agreement.

(b) In connection with the Capital Contribution referred to in Subsection 3.1(a), the Partnership assumed the HP Contributed Liabilities to be assumed by it pursuant to the Venture Agreement and executed and delivered an assumption agreement to Penske and its Affiliates, as applicable, all as more fully set forth in the Venture Agreement.

(c) GE Tennessee, as its initial Capital Contribution to the capital of the Partnership, paid or caused to be paid into the Partnership the sum of $98,000,000.00, as provided by Paragraph 3.2 of the Venture Agreement.

3.2 Additional Capital Contributions. Except to the extent set forth in Paragraph 11.2 of the Venture Agreement (relating to indemnification payments) and Paragraph 11.6 of the Venture Agreement (relating to certain post-closing date adjustments), none of which shall result in a change in a Partner’s Percentage Interest, no additional contributions shall be required to be made by the Partners. Notwithstanding the foregoing, Penske contributed $41,400,000 in cash as an additional contribution to the capital of the Partnership on June 11, 2001 and Penske’s Capital Account was credited for the amount of such contribution.

3.3 Opening Balance Sheet. Promptly after the Agreement Date, the Partnership prepared a balance sheet (the “Opening Balance Sheet”) of the Partnership, as of the Agreement Date (after giving effect to (i) the transfer of the HP Contributed Assets to, and the assumption of the HP Contributed Liabilities by, the Partnership, (ii) the purchase by the Partnership of the Gelco Purchased Assets and the assumption by the Partnership of the Gelco Assumed Liabilities and (iii) the lease by the Partnership of the HP Leased Assets and the Gelco Leased Assets).

3.4 Capital Accounts. A Capital Account shall be established and maintained for each Partner on the books of the Partnership. Each Partner’s interest in the capital of the Partnership shall be represented by its Capital Account.

3.5 Negative Capital Accounts. In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (x) distributions shall be made pursuant to Article 10 to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2), and (y) if any General Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the taxable year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3). If any Limited Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all taxable years, including the taxable year during which such liquidation occurs), such Limited Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3), provided, however, that such Limited Partner’s contribution obligation pursuant to this Section 3.5 shall be limited to an amount equal to the excess, if any, of (i) the aggregate Losses allocated to such Limited Partner pursuant to Section 5.2(b)(ii) for all taxable years, including the taxable year during which such liquidation occurs, over (ii) the aggregate gain allocated to such Limited Partner pursuant to Section 5.3(g) for all taxable years, including the taxable year during which such liquidation occurs. Except as provided in this Section 3.5, a Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purposes whatsoever.

3.6 Compliance with Treasury Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) (or any corresponding provision of succeeding law) and shall be interpreted and applied in a manner consistent with such Regulation. In the event the General Partner shall determine and the Majority Limited Partners approve that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulation, the Partnership may make such modifications. The Partnership also shall make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b) (or any corresponding provisions of succeeding law).

3.7 Succession to Capital Accounts. In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement and the Venture Agreement (including, without limitation, Paragraphs 3.3, 3.4, 3.5 and 12.5 thereof), the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest. For purposes of the preceding sentence, the portion of the Capital Account to which the transferee succeeds shall be that percentage of the transferor’s total Capital Account as the Percentage Interest being transferred bears to the total Percentage Interest of the transferor.

3.8 Certain Adjustments. In the event the Gross Asset Values of the assets of the Partnership are adjusted pursuant to the provisions of this Agreement, the Capital Accounts of all Partners shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Partnership recognized gain or loss equal to the amount of such aggregate net adjustment.

3.9 No Withdrawal of Capital Contributions. No Partner shall withdraw any Capital Contributions without the unanimous written approval of the other Partners. No Partner shall receive any interest with respect to its Capital Contributions.

3.10 Partnership Certificates. The General Partner may prepare and deliver to each Partner a certificate to evidence such Partner’s interest in the Partnership (a “Partnership Certificate”), which certificate shall set forth the Partner’s Percentage Interest as of the date of issuance of the certificate. Each such certificate shall evidence a Partner’s interest only as of the date of issuance, shall be non-transferable and non-negotiable and shall be subject to the terms of this Agreement, which shall govern with respect to such Partner’s Percentage Interest from time to time and the rights and obligations of such Partner.

3.11 Prior Additional Capital Contributions. Pursuant to Amendments Nos. 2 though 8 to the Amended and Restated Agreement of Limited Partnership, (a) GE Tennessee, Penske, RTLC-AC, Logistics LLC, and Holdco each contributed capital to the Partnership, (b) Penske, GE Tennessee, and Logistics LLC each transferred all or a portion of its Partnership Interest to PTLC-LLC, NTFC, and Holdco, respectively, and (c) the Partnership made certain distributions to certain partners. Upon such contributions and after giving effect to such transfers, RTLC-AC, PTLC-LLC, NTFC, and Holdco were each admitted as a Limited Partner. Pursuant to the June 2006 Purchase and Sale Agreement, GE Tennessee transferred a portion of its Partnership Interest to PTLC-LLC. Pursuant to the December 2007 Purchase and Sale Agreement, GE Tennessee transferred a portion of its Partnership Interest to PTLC2-LLC. Pursuant to the June 2008 Purchase and Sale Agreement, GE Tennessee and Holdco each transferred a portion of its Partnership Interest to PAG. Effective as of the close of the Partnership’s business on June 28, 2008 (the “Effective Time”), the Percentage Interest of each Partner in the Partnership was (and remains as of the date hereof) as set forth on Schedule A hereto.

ARTICLE 4

COSTS AND EXPENSES

4.1 Organizational and Other Costs. The Partnership paid or caused to be paid all costs and expenses incurred in connection with the formation and organization of the Partnership, except to the extent that such costs were required to be borne by the parties to the Venture Agreement as set forth therein. Such costs and expenses borne by the Partnership included, without limitation, all related accounting, consulting, filing and registration costs.

4.2 Operating Costs. The Partnership shall (i) pay or cause to be paid all costs and expenses of the Partnership incurred in pursuing and conducting, or otherwise related to, the business of the Partnership and (ii) reimburse the General Partner for any documented out-of-pocket costs and expenses incurred by it in connection therewith (including, without limitation, in the performance of its duties as tax matters partner), to the extent permitted by Subsection 6.7(b).

ARTICLE 5

DISTRIBUTIONS; PARTNERSHIP ALLOCATIONS;

TAX MATTERS

5.1 Distributions Prior to Dissolution.

(a) Annual Distributions. By no later than April 15 of each calendar year, the Partnership shall make a distribution to the Partners of Available Cash, in the following amounts, order and priority, provided, however, that except as set forth in Subsection 5.1(b) below, distributions made pursuant to this Section 5.1(a) shall not exceed, in the aggregate, the Applicable Percentage of the Partnership’s profits determined in accordance with Generally Accepted Accounting Principles in respect of the preceding Partnership Year:

(i) First, in the event that the Partnership shall have sold all or substantially all of the RTLC-AC truck leasing business, to RTLC-AC in an amount equal to the excess, if any, of (A) the excess, if any, of (1) $57 million, over (2) the product of (x) .40 times (y) the excess, if any, of (I) the initial Gross Asset Value of the Code Section 197 intangibles attributable to the RTLC-AC truck leasing business, over (II) the sales price for such intangibles, over (B) all prior distributions to RTLC-AC pursuant to this Section 5.1(a)(i);

(ii) Second, in the event that the Partnership shall have sold all or substantially all of the logistics business of the Partnership, to Holdco in an amount equal to the excess, if any, of (A) the excess, if any of (1) $183 million, over (2) the product of (x) .40 times (y) the excess, if any, of (I) the initial Gross Asset Value of the Code Section 197 intangibles attributable to the logistic business, over (II) the sales price for such intangibles, over (B) all prior distributions to Holdco pursuant to this Section 5.1(a)(ii); and

(iii) Third, to the Partners pro rata in accordance with each Partner’s Percentage Interest.

(b) Discretionary Special Distributions. Subject to the provisions of Subsection 6.5(b)(xi), the General Partner may from time to time cause the Partnership to make other distributions to the Partners, provided that any such distribution is made pro rata in accordance with each Partner’s Percentage Interest.

5.2 Partnership Allocations.

(a) Profits and Losses. After giving effect to the special allocations set forth in Sections 5.3 and 5.4, Profits and Losses of the Partnership shall be allocated to the Partners in proportion to their Percentage Interests, subject to the limitation in Section 5.2(b) below with respect to the allocation of Losses.

(b) Loss Limitation.

(i) Capital Account Limitation. The Losses allocated pursuant to Section 5.2(a) shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner to have an Adjusted Capital Account Deficit at the end of any taxable year. All losses in excess of the limitations set forth in this Section 5.2(b) shall be allocated to (i) in the case of PTLC-LLC and PTLC2-LLC, to the General Partner, and (ii) in the case of any Limited Partner other than PTLC-LLC or PTLC2-LLC, to any other Limited Partner other than PTLC-LLC or PTLC2-LLC without such an Adjusted Capital Account Deficit in proportion to and to the extent of the amount of Losses that can be allocated to each such Limited Partner without causing it to have an Adjusted Capital Account Deficit. Any Losses remaining after the reallocation provided for in the preceding sentence shall be allocated to the General Partner.

(ii) Tax Basis Limitation. If, as a result of the application of Code Section 704(d), the federal income tax loss associated with an allocation of Losses allocated to a Partner pursuant to Section 5.2(a) cannot be claimed by such Partner for the taxable year during which such Losses arose, then such Losses may be reallocated as set forth in this Section 5.2(b)(ii). If any of Penske, PTLC-LLC, or PTLC2-LLC is limited to any extent by Section 704(d) with respect to its ability to claim tax losses associated with an allocation of Losses pursuant to Section 5.2(a), then the Partner not so limited among such group may elect, by written notice to the General Partner, to have such Losses allocated to it. If any Limited Partner other than PTLC-LLC or PTLC2-LLC is limited to any extent by Section 704(d) with respect to its ability to claim tax losses associated with an allocation of Losses pursuant to Section 5.2(a), then the Partner or Partners among such group that are not so limited may elect, by written notice to the General Partner, to have such Losses allocated to them in proportion to and to the extent of the amount of such Losses that can be allocated to each such Partner without causing its ability to claim the tax losses associated with such Losses to be limited under Code Section 704(d).

5.3 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article 5, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, each Partner shall be specially allocated items of Partnership income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.3(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 5, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership taxable year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.3(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year shall be specially allocated among the Partners in proportion to their Percentage Interests.

(d) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any taxable year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(e) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(f) Special Allocation of Income and Gain to RTLC-AC Upon Liquidation. In the event that, during any taxable year, the Partnership dissolves and is liquidated, RTLC-AC shall be specially allocated items of Partnership income and gain in an amount equal to $44.5 million.

(g) Special Allocation of Gain. In the event that, in any taxable year, the Partnership realizes, or is deemed to realize, a gain from the sale, disposition, or adjustment to the Gross Asset Value of Partnership Property, such gain shall be specially allocated to the Partners in proportion to, and to the extent of, the excess, if any, of (i) the aggregate amount of Losses allocated to each such Partner for the current and all prior taxable years pursuant to Section 5.2(b)(ii), over (ii) the cumulative amount of gain allocated to such Partner pursuant to this Section 5.3(g) for all prior tax years.

5.4 Curative Allocations. The allocations set forth in Sections 5.2(b)(i), 5.3(a), 5.3(b), 5.3(c), 5.3(d) and 5.3(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.4 Therefore, notwithstanding any other provision of this Article 5 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 5.1, 5.2(b)(ii), 5.3(f) and 5.3(g). In exercising its discretion under this Section 5.4, the General Partner shall take into account future Regulatory Allocations under Sections 5.3(a) and 5.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 5.3(c) and 5.3(d).

5.5 Tax Allocations; Code Section 704(c).

(a) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value.

(b) In the event the Gross Asset Value of any asset of the Partnership shall be adjusted pursuant to the provisions of this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.

(c) Any elections or other decisions relating to such Section 704(c) allocations shall be made by the Partners in any manner that reasonably reflects the purpose and intention of this Agreement. Section 704(c) allocations pursuant to this Section 5.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

(d) The Partnership shall use the “remedial allocation method” (as defined in Regulations Section 1.704-3(d) for purposes of computing reverse section 704(c) allocations with respect to property for which differences between Gross Asset Value and adjusted tax basis created when the Partnership revalued Partnership property pursuant to Regulations Section 1.704-1(b)(2)(iv)(f) as of March 19, 1996 in connection with the distribution to, and reduction in partnership interest of, the General Partner effected on that date. The Partnership shall apply the remedial allocation method in a manner that creates remedial allocations only with respect to 29% of the Partnership’s assets as of March 19, 1996. It is agreed for this purpose that the Gross Asset Values of the Partnership’s tangible assets as of March 19, 1996 equaled their then current book values (as determined under Generally Accepted Accounting Principles), and that the MACRS recovery period and depreciation method set forth in Section 168(b)(1) of the Code shall be used for purposes of computing applicable Depreciation deductions attributable to any excess of such Gross Asset Values over tax basis. It is further agreed for this purpose that, with respect to the Gross Asset Value of the Partnership’s intangible property (e.g. goodwill), the excess of such Gross Asset Value over tax basis shall be amortized ratably over the 15-year period beginning with March 19, 1996 in accordance with Section 197 of the Code. The tax deductions created by the remedial allocation method shall be allocated to GE Tennessee, and the offsetting remedial allocations of tax income shall be allocated to Penske.

(e) The Partnership shall use the “traditional method” (as defined in Regulations Section 1.704-3(b)) with respect to any asset contributed to the Partnership by RTLC-AC or Holdco whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes. In addition, the Partnership shall account for any goodwill of the Partnership with respect to which there is a Code Section 754(b) basis adjustment consistent with the provisions of Regulations Section 1.197-2 (including, without limitation, Regulations Section 1.197-2(k), Example 31).

5.6 Accounting Method. The books of the Partnership (for both tax and financial reporting purposes) shall be kept on an accrual basis.

5.7 Tax Basis. For tax purposes:

(a) The tax basis of any assets contributed to the Partnership constitutes the tax basis of such assets in the hands of the Partnership.

(b) Assets that are purchased by the Partnership from a Partner shall have as their tax basis the cost of such asset to the Partnership. As to any asset contributed by a Partner (including, without limitation, inventory and all other tangible and intangible assets of any kind), the tax consequences to the non-contributing Partner shall be, to the extent permitted by applicable federal tax rules, the same as if such asset were sold to the Partnership for its fair market value.

ARTICLE 6

MANAGEMENT

6.1 Rights and Duties of the Partners.

(a) The Limited Partners shall not participate in the control of the business of the Partnership and shall have no power to act for or bind the Partnership. The Limited Partners shall have the right to approve certain actions proposed to be taken by the General Partner and certain voting rights, all as set forth herein.

(b) Pursuant to Delaware law (and provided that such Limited Partner does not, in addition to the exercise of his rights and powers as a Limited Partner, take part in the control of the business of the Partnership), each Limited Partner shall not be liable for losses or debts of the Partnership beyond the aggregate amount such Partner is required to contribute to the Partnership pursuant to this Agreement plus his share of the undistributed net profits of the Partnership, except that a Partner may be liable under Delaware law to repay certain distributions received by it.

6.2 Fiduciary Duty of General Partner. The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets (including records) of the Partnership, whether or not in his immediate possession or control, and the General Partner shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership.

6.3 Powers of General Partner.

(a) Subject to the terms and conditions of this Agreement, the General Partner shall have full and complete charge of all affairs of the Partnership, and the management and control of the Partnership’s business shall rest exclusively with the General Partner. Except as otherwise provided in the Act or by this Agreement, the General Partner shall possess all of the rights and powers of a partner in a partnership without limited partners under Delaware Law. The General Partner shall be required to devote to the conduct of the business of the Partnership such time and attention as is necessary to accomplish the purposes, and to conduct properly the business, of the Partnership.

(b) Subject to the limitations set forth in this Agreement, including but not limited to Section 6.5, the General Partner shall perform or cause to be performed all management and operational functions relating to the business of the Partnership. Without limiting the generality of the foregoing, the General Partner is authorized on behalf of the Partnership, in his sole discretion and without the approval of the Limited Partners, to:

(i) expend the capital and revenues of the Partnership in furtherance of the Partnership’s business as described in Section 1.4 and pay, in accordance with the provisions of this Agreement, all expenses, debts and obligations of the Partnership to the extent that funds of the Partnership are available therefor;

(ii) make investments in United States government securities, securities of governmental agencies, commercial paper, insured money market funds, bankers’ acceptances and certificates of deposit, pending disbursement of the Partnership funds in furtherance of the Partnership’s business as described in Section 1.4 or to provide a source from which to meet contingencies;

(iii) enter into and terminate agreements and contracts with third parties in furtherance of the Partnership’s business as described in Section 1.4, institute, defend and settle litigation arising therefrom, and give receipts, releases and discharges with respect to all of the foregoing;

(iv) maintain, at the expense of the Partnership, adequate records and accounts of all operations and expenditures and furnish any Partner with the reports referred to in Section 8.2;

(v) purchase, at the expense of the Partnership, liability, casualty, fire and other insurance and bonds to protect the Partnership’s properties, business, partners and employees and to protect the General Partner and its employees;

(vi) employ, at the expense of the Partnership, consultants, accountants, attorneys, and others and terminate such employment; provided, however, that if any Affiliate of any Partner is so employed, such employment shall be in accordance with Section 6.7;

(vii) execute and deliver any and all agreements, documents and other instruments necessary or incidental to the conduct of the business of the Partnership; and

(viii) incur indebtedness, borrow funds and/or issue guarantees, in each case for the conduct of the Partnership’s business as described in Section 1.4.

By executing this Agreement, each Limited Partner shall be deemed to have consented to any exercise by the General Partner of any of the foregoing powers.

(c) The General Partner shall cause Schedule A to be amended to reflect any transfer of a Partner’s Partnership Interest (to the extent permitted by this Agreement), the total Partnership Interest of each Partner, any change in name of the Partnership or change in the name or names under which the Partnership conducts its business, and receipt by the Partnership of any notice of change of address of a Partner. The amended Schedule A, which shall be kept on file at the principal office of the Partnership, shall supersede all such prior Schedules and become part of this Agreement, and the General Partner shall promptly forward a copy of the amended Schedule A to each Partner upon each amendment thereof.

6.4 Advisory Committee.

(a) Selection of the Advisory Committee. The General Partner and Holdco shall propose and approve an Advisory Committee (the “Advisory Committee”), which shall be a committee of the Partnership consisting initially of six members. Of the six committee members, three shall be proposed and approved by the General Partner (a “GP Committee Member”) and three shall be proposed and approved by Holdco (a “GE Committee Member”). Schedule B annexed hereto sets forth the current members of the Advisory Committee as of the date of this Agreement. If Roger S. Penske shall, for any reason, have permanently ceased to directly or indirectly participate in or control the material business decisions of the General Partner, the Advisory Committee shall, upon the written request of Holdco, thereupon consist of seven members. Such written request (the “Seventh-Member Request”) may be delivered at any time and from time to time following the occurrence of the event giving rise to such right, in which event the GP Committee Members and the GE Committee Members shall jointly propose and approve an initial additional seventh independent committee member (such member and such member’s successors, the “Joint Committee Member”). The initial Joint Committee Member shall serve a term limited to one year from the date of such Member’s having been approved by the GP Committee Members and the GE Committee Members. Subject to Subsection 6.4(d), on the first anniversary of such approval, the term of that Joint Committee Member shall end, whether or not a successor has been appointed. If the GP Committee Members and the GE Committee Members fail to agree upon the individual to serve as the initial Joint Committee Member within ninety (90) days of the Seventh-Member Request, as such period may be extended in writing by the General Partner and Holdco, Section 10.1(d) shall apply. At the end of the term of the initial Joint Committee Member and each subsequent Joint Committee Member, a successor will be appointed pursuant to Section 6.4(d). PAG shall have the right to a non-voting observer (the “PAG Non-Voting Observer”) at all duly called and convened meetings of the Advisory Committee (as provided for in subsection 6.4(c) below). The PAG Non-Voting Observer shall be entitled to receive all materials and information distributed to the members of the Advisory Committee (in such capacity) in connection with such duly called and convened meetings (including written consents in lieu of such meetings) and shall have access to the Partnership’s management and records as if the PAG Non-Voting Observer were a member of the Advisory Committee. For the avoidance of doubt, any failures to comply with the immediately preceding two sentences shall not affect in any way the validity of any actions taken by the Advisory Committee.

(b) Functions of the Advisory Committee; Quorum; Vote Required for Action.

(i) The Advisory Committee shall consult with and advise the General Partner with respect to the business of the Partnership. In addition, the Advisory Committee shall review any matters or actions proposed to be taken by the General Partner which pursuant to Section 6.5 hereof require its prior approval. Subject to the provisions of Subsection 6.4(b)(ii) below, at all meetings of the Advisory Committee, the presence of any four members of the Advisory Committee, including at least one GP Committee Member and one GE Committee Member, shall be a quorum necessary for the conduct of any business.

(ii) With respect to any regularly-scheduled meeting of the Advisory Committee (as such meetings may be scheduled by such Committee as contemplated by Subsection 6.4(e) below), and any other meeting of the Advisory Committee notice of which shall have been duly given as set forth in Subsection 6.4(c) below, in the event that a quorum shall not be present at the time and place fixed for such regularly-scheduled meeting or specified in such notice of any other meeting, then such meeting shall automatically be adjourned (without the need for further notice) until the same time (and at the same place) on the next succeeding Business Day. At any meeting of the Advisory Committee which shall have been so adjourned, any four members of the Advisory Committee shall constitute a quorum solely with respect to (A) as to any regularly-scheduled meeting of the Advisory Committee, any matter that may properly be considered at such meeting pursuant to the rules and regulations to be established by the Advisory Committee under Subparagraph 6.4(e) below and (B) as to any other meeting of the Advisory Committee, only those matters which shall have been specified in the notice calling the meeting which was so adjourned and no other matters, and any action purportedly taken by the Advisory Committee in contravention of the foregoing shall be void and of no force or effect whatsoever.

(iii) Each member of the Advisory Committee shall have one vote on all matters which may come before the Advisory Committee for decision. Members of the Advisory Committee may be present and vote at meetings thereof in person or by written proxy. All actions by the Advisory Committee shall require the affirmative vote of a majority of the members of the Advisory Committee.

(c) Meetings in Person or by Telephone; Notice; Action by Written Consent. Meetings of the Advisory Committee may be in person or by telephonic communication in such manner as to permit all members to hear each other at the same time. All members of the Advisory Committee shall be given not less than five Business Days advance notice of all meetings (other than regularly scheduled meetings), which notice shall set forth the business to be considered at such meeting, the time of such meeting and the place of such meeting (if other than the principal office of the Partnership). Notice of any meeting may be waived by means of a written instrument to such effect executed and delivered by the waiving member to the Partnership either prior to or after such meeting. Meetings in person shall be held at the principal office of the Partnership, or at such other place as may be determined by the Advisory Committee and, at any such meeting, any one or more members of the Advisory Committee may participate by means of telephonic communication as aforesaid, and such participation shall be deemed presence in person for purposes of such meeting. Any action required or permitted to be taken at any meeting of the Advisory Committee may be taken without a meeting if all members of the Advisory Committee approve such action in a writing or writings or by electronic transmission or transmissions, and the writing or writings or electronic transmission or transmissions are filed with the minutes of meetings of the Advisory Committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

(d) Resignation, Replacement and Removal of Advisory Committee Members.

(i) Any GP Committee Member may be removed at any time, with or without cause, by proposal of the General Partner. Any GE Committee Member may be removed at any time, with or without cause, by proposal of Holdco. The Joint Committee Member, if any, may be removed at any time, with or without cause, by joint proposal of the General Partner and Holdco. In the event of the death, adjudication of insanity or incompetency, resignation, withdrawal or removal of (or, with respect to the Joint Committee Member, if any, the expiration of the term of such member): (A) a GP Committee Member, the General Partner shall propose and approve a replacement member; (B) a GE Committee Member, Holdco shall propose and approve a replacement member; or (C) the Joint Committee Member (if any, as required by Section 6.4(a)), the GP Committee Members and the GE Committee Members shall jointly propose and approve a replacement member.

(ii) The term of each successor to the initial Joint Committee Member will be one year from the date of the expiration of such successor’s predecessor’s term and shall end whether or not a successor is appointed. The General Partner and Holdco will jointly propose and approve the successor to the then serving Joint Committee Member during the period at least 90 days prior to the expiration of such then serving Joint Committee Member’s term. Nothing in this Agreement shall prevent the General Partner and Holdco from selecting an existing Joint Committee Member to succeed himself or herself. Nothing in this Agreement shall prevent Holdco from agreeing in writing to forgo the appointment of a successor Joint Committee Member (a “Written JCM Suspension”), provided, however, that, if it does forgo such appointment, Holdco shall have the right to reinstitute the addition of a Joint Committee Member by delivering a Seventh-Member Request, and the terms of Section 6.4(a) shall apply with respect to the process of selecting such Joint Committee Member and the effect of any failure to select such Joint Committee Member.

(iii) If the General Partner and Holdco fail to agree upon the individual to serve as the replacement Joint Committee Member within ninety (90) days of the death, adjudication of insanity or incompetency, resignation, withdrawal or removal of a Joint Committee Member, as such period may be extended in writing by the General Partner and Holdco, or if they fail to agree not later than the expiration of the term of a Joint Committee Member on the person to succeed that Joint Committee Member at such expiration (unless there is a Written JCM Suspension in effect that has not been superseded by a subsequent Seventh-Member Request), Section 10.1(d) shall apply.

(e) Certain Provisions with respect to the Advisory Committee. The Advisory Committee shall adopt appropriate rules and regulations concerning the frequency and conduct of its meetings. Any member of the Advisory Committee may delegate any or all of his or her authority as a member of the Advisory Committee to any person, or may appoint any person as such member’s proxy with respect to any matter or matters to be considered or action to be taken by the Advisory Committee, provided that the Partner which proposed and approved the Advisory Committee member has approved such delegation or appointment in writing. Such approval may be revoked by the granting Partner at any time, provided that any such revocation shall not affect the validity of any action taken by such delegate or proxy prior to such revocation.

(f) Audit Function. The Partnership has engaged the Auditor as its independent auditors. The Advisory Committee shall review and confer with respect to the performance of the Partnership’s independent auditors and may, by the vote of a majority of its members, require that such auditors be substituted by the General Partner. The Partnership shall establish an internal audit staff which (i) shall report directly to the Advisory Committee and (ii) shall not be utilized by any Partner with respect to its separate business.

(g) No Liability. Notwithstanding anything else contained in this Agreement, the Advisory Committee shall not be deemed to possess and shall not exercise any power that, if possessed or exercised by a Limited Partner, would constitute participation in the control of the business of the Partnership, within the meaning of Section 17-303 of the Delaware Revised Uniform Limited Partnership Act, and no member of the Advisory Committee shall be liable to the Partnership, the General Partner, any Limited Partner, or any other person or entity for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it as a member of the Advisory Committee other than acts or omissions involving gross negligence, willful misconduct or bad faith. The Partnership shall indemnify, to the fullest extent permitted by law, each member of the Advisory Committee against losses, claims, damages or liabilities arising from any act or omission performed or omitted by it as a member of the Advisory Committee other than those involving gross negligence, willful misconduct or bad faith on the part of such committee member.

(h) Confidentiality. With respect to any and all information provided to or obtained by any Partner or any of its Affiliates, or any of its or their directors, officers, employees, agents, representatives or advisors, including the PAG Non-Voting Observer, as a result of such Partner being a Partner in the Partnership or being a member of the Advisory Committee, such Partner and each of its Affiliates, and its and their directors, officers, employees, agents, representatives or advisors, including the PAG Non-Voting Observer, shall hold such information in strict confidence and use such information solely in connection with such Partner’s evaluation of its investment in the Partnership; provided, however, that any Partner may disclose such information (i) as required by applicable law, rule or regulation (including but not limited to the Securities Act of 1933, the Securities Exchange Act of 1934 and rules and regulations promulgated thereunder, and rules of a stock exchange or other self-regulatory bodies), (ii) to any person involved in the preparation of the Partner’s or any of its Affiliates’ financial statements or public filings, (iii) to any of its own Affiliates, or its or their directors, officers, employees, agents, representatives or advisors, or (iv) to any person and such person’s advisors with whom any Partner or any of its Affiliates is contemplating a financing transaction or to whom such Partner is contemplating a transfer of all or any portion of its Partnership Interests, provided that such potential source of financing or transferee and such person’s advisors are advised of the confidential nature of such information and agree to be bound by a confidentiality agreement containing protective provisions no less protective of the information of the Partnership than provided in this Agreement. All press releases, public announcements, and similar publicity (other than such public announcements required by law, rule or regulation, pursuant to clause (i) in the immediately preceding sentence) respecting the Partnership and referencing the name of any Partner or any Affiliate of any Partner (“Non-Issuing Partner”) other than the Partner issuing such press release, public announcement, similar publicity or making such required disclosure shall be made only with the prior written consent of the Non-Issuing Partner, which consent will not be unreasonably withheld; provided however, that without consent any Partner may state in such a public announcement that it is a Partner and disclose the legal names of the Partnership, and the other Partners and their respective parents. Nothing in this paragraph shall waive any attorney-client privilege, attorney work product privilege or other privilege, and any information subject to such privilege shall not be disclosed except by agreement of the Advisory Committee or as required by law or restrict the Partnership’s ability to issue press releases in the ordinary course of business. For purposes of this Subsection 6.4(h), the Partnership shall not be deemed to be an Affiliate of any of the Partners.

6.5 Restrictions on General Partner’s Authority.

(a) Notwithstanding any other provision of this Agreement, the General Partner shall not have authority to do any of the following:

(i) any act in contravention of this Agreement;

(ii) any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

(iii) possess Partnership property, or assign any rights in specific Partnership property, for other than a Partnership purpose;

(iv) admit a person as a Partner, except as otherwise provided in this Agreement;

(v) amend this Agreement, except upon the written approval of the Majority Limited Partners;

(vi) except to the extent permitted by Section 9.1, sell, assign, hypothecate, lease, exchange, pledge, encumber or otherwise transfer or grant a security interest in its interest as a General Partner of the Partnership;

(vii) knowingly commit any act which would subject any Limited Partner to liability as a general partner in any jurisdiction in which the Partnership transacts business; or

(viii) elect to dissolve the Partnership, except as expressly permitted herein.

(b) Notwithstanding any other provision of this Agreement, other than Subsection 6.4(g), the General Partner shall not have authority to do any of the following without the written approval (which approval may be by resolution) of the Advisory Committee:

(i) Cause the Partnership to (A) incur indebtedness for borrowed money aggregating in excess of $25 million, including, without limitation, the refinancing of existing indebtedness, or (B) grant any liens, encumbrances or other security interests with respect to any property of the Partnership (other than liens granted or indebtedness incurred in connection with the financing of the acquisition of vehicles by the Partnership in the ordinary course of business);

(ii) Adopt the annual budget of the Partnership;

(iii) Change the Partnership’s policies relating to requirements of federal, state and local environmental statutes and regulations, antitrust laws and regulations, laws and regulations relating to contracts with federal, state and local governments and governmental entities, insider trading and ethical business practices;

(iv) Change the name of the Partnership or the name or names under which the Partnership conducts business; provided, however, that nothing in this Subsection 6.5(b)(iv) shall be deemed to prevent the Partnership from ceasing to use the name “Penske” if and to the extent required by that certain Tradename and Trademark Agreement, dated August 10, 1988, as amended from time to time, between Penske Truck Leasing Corporation and the Partnership;

(v) Change policies relating to accounting matters;

(vi) Determine the accounting methods and conventions to be used in the preparation of the Returns (as defined in Subsection 8.2(d)), and make any and all elections under the tax laws of any jurisdiction as to the treatment of items of income, gain, loss, deduction and credit of the Partnership, or any other method or procedure related to the preparation of the Returns;

(vii) Change the Partnership’s policies relating to credit approval levels;

(viii) Appoint the officers of the Partnership;

(ix) Cause the Partnership to expend in excess of $5 million in any single transaction or series of related transactions involving the acquisition of (A) any stock or other equity interest in any other entity or (B) all or substantially all of the assets of any other entity or person (other than instances where the principal assets to be acquired are vehicles), or cause the Partnership to incur capital expenditures in excess of $5 million in connection with any single transaction or series of related transactions (other than in respect of vehicles); provided, however, that with respect to transactions involving an investment in excess of $5 million but not in excess of $15 million, the requisite approval of the Advisory Committee shall be deemed to have been given if the Advisory Committee does not disapprove such investment by delivery of written notice thereof to the Partnership stating that at least 3 members of the Advisory Committee have disapproved within five Business Days following receipt of written notice of a request for approval of such transaction;

(x) Change the character of the Partnership’s business from that set forth in clauses (i), (ii) and (iii) of Section 1.4 hereof, or cause the Partnership to engage in any activity other than as described therein;

(xi) Declare or cause the Partnership to make any distribution to its Partners not otherwise expressly provided for herein;

(xii) Increase or amend the compensation arrangements between the Partnership and Roger S. Penske from those currently in effect; or

(xiii) Commence any action, claim or proceeding by or in the name of the Partnership (other than a claim for indemnification by the Partnership under Paragraph 11.2 of the Venture Agreement) where the same involves an amount in excess of $500,000 or confess a judgment against the Partnership in an amount in excess of $100,000; provided, however, that the prior approval of the Advisory Committee shall not be required in order for the Partnership to commence an action, claim or proceeding in excess of the above-mentioned amount if the General Partner determines in the exercise of its reasonable business judgment that such action, claim or proceeding is necessary to protect the interests of the Partnership in its properties or assets and the Partnership would be prejudiced by the delay in seeking approval.

(c) Notwithstanding any other provision of this Agreement, any determination to make a public offering of interests in the Partnership shall require the unanimous written approval of all of the Partners.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the Partnership is authorized to take any action required or expressly contemplated to be performed by it pursuant to the provisions of the Venture Agreement without requiring the approval of the Advisory Committee or any Limited Partner.

6.6 Other Activities. (a) Any Partner (other than the General Partner in such capacity) (the “Interested Party”) may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether presently existing or hereafter created, and neither the Partnership nor any Partner (including the General Partner) other than the Interested Party shall have any rights in or to such independent ventures or the income or profits derived therefrom.

(b) Notwithstanding the foregoing, neither Penske nor any of its Subsidiaries shall, in any capacity, directly compete with the Partnership (as such phrase is defined in Subsection 6.6(d) below) or acquire or possess an ownership interest (other than investments of less than two percent (2%) of any class of outstanding securities of a corporation or other entity) in any other entity which directly competes with the Partnership.

(c) Subject to the provisions of the next succeeding sentence, nothing in this Agreement shall be deemed to prohibit or restrict GE Tennessee and/or any of its Affiliates (including, without limitation, GECC) from engaging in any business activity whatsoever, regardless of whether any such business activity may be competitive with any activities presently conducted by the Partnership or which may be conducted by the Partnership in the future. Notwithstanding the foregoing sentence, neither GECC nor any of its Subsidiaries (including, without limitation, GE Tennessee) shall directly compete with the Partnership (as such phrase is defined in Subsection 6.6(d) below), provided that GECC or any of its Subsidiaries (including, without limitation, GE Tennessee) may directly compete with the Partnership in the course of a debt restructuring, workout or similar arrangement involving any Person in which GECC or any such Subsidiary has an ownership or creditor interest. It is acknowledged and agreed that neither the business operations conducted as of August 10, 1988 by the Commercial Equipment Financing Department of GECC, GE Capital Fleet Services and Transportation International Pool, Inc., nor any reasonable expansions of such business operations or extensions of such business operations which are reasonably and directly related to the businesses and operations of such entities as of August 10, 1988 shall be deemed to directly compete with the Partnership for purposes of this Section.

(d) As used in this Section 6.6, the phrase “directly compete(s) with the Partnership” shall mean the active conduct and operation of a business engaged in the renting, leasing and servicing of tractors, trailers and/or trucks to third party users or in providing contract or common motor carrier services, but shall in no event include providing investment advice, financing or similar services to Persons engaged in any or all such businesses or to Persons seeking to acquire other Persons engaged in any or all such businesses.

(e) Nothing in this Section 6.6 shall modify consents contained in written resolutions signed by all members of the Advisory Committee.

6.7 Transactions with Affiliates. (a) Nothing in this Agreement shall preclude transactions between the Partnership and any Partner (including the General Partner) or an Affiliate or Affiliates of any Partner acting in and for its own account, provided that any services performed or products provided by the Partner or any such Affiliates are services and/or products that the General Partner reasonably believes, at the time of requesting such services, to be in the best interests of the Partnership, and further provided that the rate of compensation to be paid for any such services and/or products shall be comparable to the amount paid for similar services and/or products under similar circumstances to independent third parties in arm’s length transactions.

(b) All bills with respect to services provided to the Partnership by a Partner or any Affiliate of a Partner shall be separately submitted and shall be supported by logs or other written data.

6.8 Exculpation.

Neither the General Partner nor any Affiliate of the General Partner nor any of their respective partners, shareholders, officers, directors, employees or agents shall be liable, in damages or otherwise, to the Partnership or to any of the Limited Partners for any act or omission on its or his part, except for (i) any act or omission resulting from its or his own willful misconduct or bad faith, (ii) any breach by the General Partner of its obligations as a fiduciary of the Partnership or (iii) any breach by the General Partner of any of the terms and provisions of this Agreement. The Partnership shall indemnify, defend and hold harmless, to the fullest extent permitted by law, the General Partner and each of its Affiliates and their respective partners, shareholders, officers, directors, employees and agents, from and against any claim or liability of any nature whatsoever arising out of or in connection with the assets or business of the Partnership, except where attributable to the willful misconduct or bad faith of such individual or entity or where relating to a breach by the General Partner of its obligations as a fiduciary of the Partnership or to a breach by the General Partner of any of the terms and provisions of this Agreement.

ARTICLE 7

COMPENSATION

The General Partner shall be entitled to reimbursement of all of its expenses attributable to the performance of its obligations hereunder, as provided in Article 4 hereof, to the extent permitted by Section 6.7. Subject to the Act, no amount so paid to the General Partner shall be deemed to be a distribution of Partnership assets for purposes of this Agreement.

ARTICLE 8

ACCOUNTS

8.1 Books and Records. The General Partner shall maintain complete and accurate books of account of the Partnership’s affairs at the Partnership’s principal office, including a list of the names and addresses of all Partners. Each Partner shall have the right to inspect the Partnership’s books and records (including the list of the names and addresses of Partners). Each of the Partners shall have the right to audit independently the books and records of the Partnership, any such Audit being at the sole cost and expense of the Partner conducting such audit.

8.2 Reports, Returns and Audits.

(a) The books of account shall be closed promptly after the end of each Partnership Year. The books and records of the Partnership shall be audited as of the end of each Partnership Year by the Auditor. Within sixty days after the end of each Partnership Year, the General Partner shall make a written report to each person who was a Partner at any time during such Partnership Year which shall include financial statements comprised of at least the following: a balance sheet as of the close of the preceding Partnership Year, and statements of earnings or losses, changes in financial position and changes in Partners’ Capital Accounts for the Partnership Year then ended, which financial statements shall be certified by the Auditor as in accordance with Generally Accepted Accounting Principles. The report shall also contain such additional statements with respect to the status of the Partnership business as are considered necessary by the Advisory Committee to advise all Partners properly about their investment in the Partnership.

(b) Prior to May 15 of each year, each Partner shall be provided with an information letter (containing such Partner’s Form K-1 or comparable information) with respect to its distributive share of income, gains, deductions, losses and credits for income tax reporting purposes for the previous Partnership Year, together with any other information concerning the Partnership necessary for the preparation of a Partner’s income tax return(s), and the Partnership shall provide each Partner with an estimate of the information to be set forth in such information letter by no later than April 15 of each year. With the sole exception of mathematical errors in computation, the financial statements and the information contained in such information letter shall be deemed conclusive and binding upon such Partner unless written objection shall be lodged with the General Partner within ninety days after the giving of such information letter to such Partner.

(c) The General Partner shall also furnish the Partners with such periodic reports concerning the Partnership’s business and activities as are considered necessary by the Advisory Committee to advise all Partners properly about their investment in the Partnership.

(d) The General Partner shall, in accordance with the advice of the Advisory Committee, prepare or cause to be prepared all federal, state and local tax returns of the Partnership (the “Returns”) for each year for which such Returns are required to be filed. To the extent permitted by law, for purposes of preparing the Returns, the Partnership shall use the Partnership Year. Subject to Subsection 6.5(b)(vi), the General Partner may make any elections under the Code and/or applicable state or local tax laws, and the General Partner shall be absolved from all liability for any and all consequences to any previously admitted or subsequently admitted Partners resulting from his making or failing to make any such election. Notwithstanding the foregoing, the General Partner shall make the election provided for in Section 754 of the Code, if requested to do so by any Partner, without the need of approval of the Advisory Committee.

(e) The General Partner shall be the “tax matters partner” of the Partnership within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Partner”) and shall serve in any similar capacity under applicable state, local or foreign law. The Tax Matters Partner shall take reasonable action to cause each other Partner to be treated as a “notice partner” within the meaning of Section 6231(a)(8) of the Code. Each Partner shall be given at least fifteen (15) Business Days advance notice from the Tax Matters Partner of the time and place of, and shall have the right to participate in (i) any administrative proceeding relating to the determination at the Partnership level of partnership items on which the Partners, rather than the Partnership, are taxable and (ii) any discussions with the Internal Revenue Service (or other governmental tax authority) relating to the allocations pursuant to Article 5 of this Agreement. The Tax Matters Partner shall not initiate any action or proceeding in any court in its capacity as Tax Matters Partner, extend any statute of limitation, or take any other action contemplated by Sections 6222 through 6232 of the Code (or similar state, local or foreign laws with respect to income or income-based taxes that apply to the Partners rather than the Partnership) if such initiation, extension or other action would legally bind any other Partner or the Partnership without the approval of a majority-in-interest of the Partners, which approval will not be unreasonably withheld or untimely delayed. The Tax Matters Partner shall from time to time upon request of any other Partner confer, and cause the Partnership’s tax attorneys and accountants to confer, with such other Partner and its attorneys and accountants on any matters relating to a Partnership tax return or any tax election.

ARTICLE 9

TRANSFERS

9.1 Transfer of General Partner’s Interest.

(a) Except as provided in Section 9.3 hereof and Paragraph 12.5 of the Venture Agreement, the General Partner shall not withdraw from the Partnership or resign as General Partner nor shall it Transfer its general partner interest in the Partnership, in each case without the written approval of the Majority Limited Partners.

(b) The General Partner shall be liable to the Partnership for any withdrawal or resignation in violation of Subsection 9.1(a) above.

9.2 Transfer of a Limited Partner’s Interest.

(a) Except as provided by Section 9.3 hereof and except as provided by Section 3 of the June 2006 Purchase and Sale Agreement, Section 1 of the December 2007 Purchase and Sale Agreement, and Section 1 of the June 2008 Purchase and Sale Agreement, no Limited Partner may Transfer his limited partner interest in the Partnership to any Person nor may Penske cease to own, directly or indirectly, and have voting control over, at least 100% of the outstanding membership interests of either PTLC-LLC or PTLC2-LLC, provided, however, that (A) each of GE Tennessee, RTLC-AC, NTFC and Holdco may assign any of their rights and obligations, including Section 9.2, to any member or members of the consolidated group of which General Electric Company is the common parent, (B) each of PTLC-LLC and PTLC2-LLC may assign any of their rights and obligations, including Section 9.2, to PAG or to any member or members of a consolidated group of which Penske and such assignees are members and the ultimate owners of Penske and such assignees own the same percentages of Penske and such assignees (the “Penske Consolidated Group”), (C) PAG may assign any of its rights and obligations, including Section 9.2, to any member or members of the Penske Consolidated Group or a member of the PAG consolidated group, and (D) PAG may, in connection with a bona fide financing from one or more third-party lenders, such lenders, or an agent or a representative therefor (a “Bona Fide Lender”), grant a security interest in, or otherwise pledge, to a Bona Fide Lender, PAG’s share in the profits and losses of the Partnership and PAG’s right to receive distributions of the Partnership solely with respect to all or any portion of the nine percent (9%) limited partnership interest in the Partnership purchased by PAG pursuant to the June 2008 Purchase and Sale Agreement, as such percentage may be increased other than by virtue of a Transfer (including by operation of law) to PAG or any of its subsidiaries of any additional interest (such portion of the limited partnership interests in the Partnership owned by PAG and so secured or pledged being referred to herein as the “PAG Pledged Interest”), it being understood and agreed that (i) prior to or upon any foreclosure or similar exercise of rights of the Bona Fide Lender pursuant to the terms of its security interest (a “Foreclosure”) the Bona Fide Lender (or any transferee of the Pledged PAG Interest following any foreclosure) shall only be entitled to receive distributions of cash or other property from the Partnership in accordance with the terms of the Partnership Agreement (and after a Foreclosure only to receive allocations of the income, gains, credits, deductions, profits and losses of the Partnership attributable to such PAG Pledged Interest after the effective date of such Foreclosure in accordance with the terms of this Agreement) and shall not at any time become a Partner (and shall not have any rights with respect to governance, voting, approvals, consents, observation or other management rights with respect to the Partnership, all of which shall remain with PAG) and (ii) upon a Foreclosure, PAG’s rights with respect to governance, observation or other management rights with respect to the Partnership shall lapse and any and all voting, approval and consent rights of PAG attributable to the PAG Pledged Interest foreclosed upon shall be deemed made in proportion to the other Partners or members of the Advisory Committee, as applicable and as the case may be. Prior to and as a condition to an assignment as contemplated by clause (B) or (C) above, the assignee shall agree in writing to be bound by all of the terms and conditions of this Agreement in the same manner as assignor.

(b) The Limited Partners agree, upon request of the General Partner, to execute such certificates or other documents and perform such acts as the General Partner reasonably deems appropriate to preserve the status of the Partnership as a limited partnership, after the completion of any Transfer of an interest in the Partnership, under the laws of the State of Delaware.

9.3 Buy-Sell Provisions.

(a) Subject to Subsection 9.2(a), no Partner shall Transfer all or any portion of such Partner’s Partnership Interest (or any right or interest therein) except as hereinafter provided. As used in this Agreement, the term “Transfer” shall mean any assignment, mortgage, hypothecation, transfer, pledge, creation of a security interest in or lien upon, encumbrance, gift or other disposition. Solely for the purposes of this Section 9.3, Penske, PTLC-LLC, PTLC2-LLC and PAG shall be treated as one Partner and GE Tennessee, RTLC-AC, NTFC and Holdco shall be treated as one Partner. No Partner shall Transfer less than all of such Partner’s Partnership Interest, and no Partner shall Transfer its Partnership Interest for consideration other than cash and/or a promissory note, in each case without the unanimous approval of all the Partners; provided, however, that if a promissory note shall form a portion of the consideration being offered by a third-party offeror, such note must (i) be issued by the party which proposes to acquire the Partnership Interest, (ii) bear an interest rate not less than the then-current market rate and (iii) not represent more than 50% of the total amount of the consideration being offered for such Partnership Interest.

(b) In the event that (i) a Partner proposes to Transfer its Partnership Interest, or (ii) a Partner shall have received an offer from a third party to acquire such Partner’s Partnership Interest that the Partner proposes to accept, then in either such event such Partner (the “Offering Partner”) shall first offer (the “Offer”) in writing (which Offer shall set forth the price and all other material terms of such proposed Transfer, and, in the case of a third party proposed Transfer, have attached to it a copy of such third party’s written offer to purchase) to sell its Partnership Interest (the “Offered Interest”) to the other Partner (the “Offeree Partner”) at the price and on the other terms specified in the Offer (which price and other terms, in the event of a third party offer, shall be the price and other terms offered by the third party offeror for the Offered Interest). The Offeree Partner shall have a period of 60 days from the date of the Offer to either (i) accept the Offer at the offering price and on the other terms set forth therein or at such other price and on such other terms as the Partners may agree or (ii) decline to accept the Offer. Any failure by the Offeree Partner to respond to the Offer within such 60 day period shall be deemed a declination of the Offer.

(c) (Previously deleted.)

(d) If the Offeree Partner shall have accepted the Offer as provided by Subsection 9.3(b), then the Offering Partner shall sell the Offered Interest to the Offeree Partner (or to such nominee of the Offeree Partner as the Offeree Partner may specify in writing to the Offering Partner not less than one Business Day prior to the closing of such purchase and sale) and the sale of the Offered Interest to the Offeree Partner (or such nominee, as the case may be) shall be consummated within 90 days thereafter, unless the Offering Partner and the Offeree Partner otherwise agree, at the principal office of the Partnership or such other location as the Offering Partner and the Offeree Partner may agree, at which time the Offering Partner shall deliver to the Offeree Partner the Partnership Certificate (to the extent one has been issued) evidencing the Offered Interest, free and clear of all liens, security interests, claims, charges, options to purchase and other restrictions of any nature whatsoever against payment in cash of the purchase price therefor; provided, however, that in the event that the Offeree Partner shall be purchasing the Offered Interest at the price set forth in the Offer pertaining thereto, and the terms of such Offer shall state that the third-party offeror offered to acquire the Offered Interest for consideration consisting of cash and (subject to the proviso to Subsection 9.3(a) above) a promissory note, then the Offeree Partner shall pay to the Offering Partner the purchase price for the Offered Interest in cash, in an amount equal to the sum of (i) the amount of the purchase price which would have been paid in cash by the third-party offeror as set forth in the Offer, plus (ii) the principal amount of the promissory note which would have been delivered by the third-party offeror as set forth in the Offer. Such cash purchase price shall be paid by wire transfer of immediately available funds to such account as the Offering Partner shall specify to the Offeree Partner not less than one Business Day prior to the closing of any such purchase and sale.

(e) If the Offeree Partner shall have declined (either by written notice thereof or by failure to respond within the stated period) to accept the Offer, the Offering Partner shall have the right to Transfer the Offered Interest in respect of an Offer at the same or a higher price and upon terms and conditions that are no less favorable to the Offering Partner than as set forth in the Offer for a period of 90 days following the expiration of the applicable period during which the Offeree Partner may accept an offer from the Offering Partner to acquire the Offered Interest.

(f) In the event that any proposed Transfer of a Partnership Interest to a third party shall not have been consummated within the ninety day period referred to in Subsection 9.3(e), any such proposed Transfer, or any further proposed Transfer, of such Partnership Interest shall again be subject to the provisions of this Section 9.3.

(g) [Intentionally omitted.]

(h) [Intentionally omitted.]

(i) In the event that (i) Penske Corporation, at any time and for any reason, either (A) shall have ceased to own, directly or indirectly, at least 51% of the outstanding common stock or other voting securities of Penske Transportation Holdings Corp. and (1) in an election of directors for which proxies are not solicited under the Securities Exchange Act of 1934 (the “1934 Act”), Penske Corporation and/or its Affiliates by vote of their own shares and shares for which they have obtained proxies from other shareholders, shall be unable to elect at least half of the directors of Penske Transportation Holdings Corp., or (2) in an election of directors for which proxies are solicited under the 1934 Act, proxies for management nominees and the vote of Penske Corporation and/or its Affiliates and other persons shall not have resulted in the election of management nominee directors who aggregate at least half of the directors elected, or (B) shall have ceased to own, directly or indirectly, at least 25% of the outstanding common stock or other voting securities of Penske Transportation Holdings Corp., or (ii) Penske Transportation Holdings Corp., at any time and for any reason, either (A) shall have ceased to own, directly or indirectly, and have voting control over at least 80% of the outstanding common stock or other voting securities of either Penske, PTLC-LLC or PTLC2-LLC, or (B) shall have ceased to own at least 51% of the outstanding equity of Detroit Diesel Corporation and shall have a net worth (determined in accordance with Generally Accepted Accounting Principles) of less than $75 million and, upon the occurrence of both such events, shall have failed to provide to GE Tennessee a guarantee of Penske Corporation (which guarantee shall be in form and substance reasonably satisfactory to GE Tennessee) of Penske’s obligations under Paragraphs 3.3, 3.4 and Paragraph 11.2 of the Venture Agreement, then from and after the occurrence of any of the events specified in clauses (i)(A), (i)(B), (ii)(A) and (ii)(B) above, GE Tennessee shall have the right, but not the obligation (which right shall expire six months from the date on which GE Tennessee shall have received the notice referred to in the last sentence of this Subsection 9.3 (i)), to purchase from Penske, PTLC-LLC and PTLC2-LLC, 100% of their respective Partnership Interests at a purchase price, payable in cash, to be determined as of the date GE Tennessee shall advise Penske of its decision to acquire 100% of Penske’s Partnership Interest pursuant to this Subsection 9.3(i) by means of the appraisal procedure set forth in Subsection 9.3(q) herein plus any additional amount payable pursuant to the provisions of Subsection 9.3(m) below. Penske shall give prompt written notice to GE Tennessee of the occurrence of any of the events specified in clauses (i)(A), (i)(B), (ii)(A) or (ii)(B) of this Subsection 9.3(i).

(j) In the event that (i) General Electric Company, at any time and for any reason, either (A) shall have ceased to own, directly or indirectly, at least 51% of the outstanding common stock or voting securities of GECC and (1) in an election of directors for which proxies are not solicited under the 1934 Act, General Electric Company and/or its Affiliates by vote of their own shares and shares for which they have obtained proxies from other shareholders, shall be unable to elect at least half of the directors of GECC or (2) in an election of directors for which proxies are solicited under the 1934 Act, proxies for management nominees and the vote of General Electric Company and/or its Affiliates and other persons shall not have resulted in the election of management nominee directors who aggregate at least half of the directors elected, or (B) shall have ceased to own, directly or indirectly, at least 25% of the outstanding common stock or other voting securities of GECC, or (ii) GECC, at any time and for any reason, shall have ceased to own, directly or indirectly, and have voting control over at least 100% of the outstanding common stock or other voting securities of the General Electric Company consolidated group member or members then holding Partnership Interests, then from and after the occurrence of any of the events specified in clauses (i)(A), (i)(B) or (ii) above, Penske shall have the right, but not the obligation (which right shall expire six months from the date on which Penske shall have received the notice referred to in the last sentence of this Subsection 9.3(j)), to purchase from such holders 100% of their respective Partnership Interests at a purchase price, payable in cash, to be determined as of the date Penske shall advise such holders of its decision to acquire 100% of their respective Partnership Interests pursuant to this Subsection 9.3(j) by means of the appraisal procedure set forth in Subsection 9.3(q) below. GE Tennessee shall give prompt written notice to Penske of the occurrence of any of the events specified in clauses (i)(A), (i)(B) or (ii) of this Subsection 9.3(j).

(k) In the event that any Offering Partner shall have made an Offer to sell its Offered Interest to the other Partner pursuant to Subsection 9.3(b), which offer does not result in the consummation of a Transfer of the Offered Interest (either to the Offeree Partner or to a third party) within the applicable time periods specified in the foregoing provisions of this Section 9.3, then such Offering Partner may not again attempt to Transfer its Partnership Interest pursuant to this Section 9.3 for a period of one year following (i) the determination by the Offering Partner not to proceed with the Offer and the sale of the Offered Interest following utilization of the appraisal procedure set forth in Subsection 9.3(q) below, or (ii) the expiration of the 90 day period referred to in Subsection 9.3(e), as applicable.

(l) Notwithstanding anything to the contrary set forth in this Agreement, in the event of any Transfer of a Partnership Interest permitted by this Agreement, the transferor Partner shall not cease to be a Partner nor be deemed to have withdrawn as a Partner or to have transferred its Partnership Interest, until the transferee of such Partnership Interest shall have been admitted as a Partner pursuant to Section 9.8 below.

(m) Upon any sale, exchange or other disposition by Penske and/or any of its Affiliates of 100% of the Partnership Interest then held by Penske and its Affiliates (whether to GE Tennessee or any of its Affiliates or to any third party), GE Tennessee shall pay or cause to be paid to Penske, in cash, an amount equal to the lesser of (i) $5,000,000 and (ii) the amount equal to the amount of federal income tax that would be due and payable by Penske and/or its Affiliates, as the case may be, in respect of such sale, exchange or other disposition, determined as if the maximum marginal rate for corporations with respect to ordinary income or capital gains, as the case may be, as in effect in the year such sale, exchange or other disposition takes place, applied to such transaction, on the excess of (A) the gain recognized by Penske and/or its Affiliates upon such sale, exchange or other disposition over (B) the excess of (1) the aggregate amount of the losses and deductions allocated to Penske and/or any of its Affiliates from the inception of the Partnership through the date of such sale, exchange or other disposition pursuant to Section 5.2 of this Agreement over (2) the aggregate amount of the income and gains allocated to Penske and/or any of its Affiliates from the date of inception of the Partnership through the date of such sale, exchange or other disposition pursuant to Sections 5.2 through 5.5 of this Agreement (the excess of such losses and deductions over such income and gains is sometimes hereinafter referred to as “Net Losses”). For purposes of computing the amount of such federal income tax that would be due and payable in respect of such sale, exchange or other disposition, (x) both the Net Losses and the gain recognized by Penske and/or its Affiliates upon such sale, exchange or other disposition shall be deemed to have arisen in the same taxable year, and (y) all losses, deductions and credits allocated to Penske and/or its Affiliate under Sections 5.2 through 5.5 of this Agreement shall be taken into account and no limitations shall apply or be deemed to apply to the use of such losses, deductions and credits. Such calculation shall initially be made by Penske and shall be confirmed in writing to GE Tennessee by the Auditor before any payment shall be required to be made by or on behalf of GE Tennessee, RTLC-AC, NTFC or Holdco under this Subsection 9.3(m).

(n) Any amounts payable in cash by any party pursuant to this Section 9.3 shall be effected by means of wire transfer of immediately available funds to such account or accounts as the payee shall specify not less than one Business Day prior to the date on which such payment is to occur.

(o) Notwithstanding anything to the contrary set forth in this Section 9.3, in the event that the acquisition by a Partner of a Partnership Interest pursuant to the provisions of this Section 9.3 would result in the Partnership ceasing to enjoy the status of a limited partnership under Delaware law, then such Partner may effect such acquisition, in whole or in part, through an Affiliate of such Partner.

(p) For purposes of Subsections 9.3(i) and 9.3(j) above, any reference in such Subsections (i) to “Penske” shall be deemed to include any permitted assignee of Penske’s and/or PTLC-LLC’s and/or PTLC2-LLC’s Partnership Interest pursuant to Paragraph 12.5(B) of the Venture Agreement, and (ii) to “GE Tennessee” shall be deemed to include any permitted assignee of GE Tennessee’s, RTLC-AC’s, NTFC’s and/or Holdco’s Partnership Interest pursuant to Paragraph 12.5 of the Venture Agreement.

(q) If GE Tennessee shall have elected in writing within the period specified in Section 9.3(f) to purchase 100% of Penske’s Partnership Interest or if the General Partner shall have elected in writing within the period specified in Section 9.3(j) to purchase 100% of GE Tennessee’s and its affiliates’ Partnership Interest (each partnership interest hereinafter referred to as the “Purchased Interest”), then each Partner shall engage, at its own expense, an investment banking firm of recognized national standing to appraise the Purchased Interest. Such investment banking firms shall determine the fair market value of the Purchased Interest as of the date of GE Tennessee’s or the General Partner’s, as applicable, notice referred to above. In reaching their determinations, such investment banking firms shall not take into account any “control premium” attributable to the Purchased Interest or the illiquid nature of an investment in the Purchased Interest. If the difference between the amount of the higher of such determinations and the amount of the lower of such determinations is not more than an amount equal to 10% of the amount of the higher of such determinations, then the determinations of both investment banking firms shall be averaged. If the difference between the respective amounts of such determinations is greater than an amount equal to 10% of the amount of the higher of such determinations, then, in lieu of averaging such determinations, such investment banking firms shall jointly select a third investment banking firm of recognized national standing to determine the fair market value of the Purchased Interest, which determination shall not take into account any “control premium” or the illiquid nature of an investment therein as aforesaid. The costs and expenses of any such third investment banking firm shall be borne equally by GE Tennessee and Penske Partners. Each Partner agrees to use its best efforts to cause the appraising investment banking firms to complete their appraisals pursuant to this Subsection 9.3(q) as promptly as practicable. Upon the determination of the fair market value of the Purchased Interest by such third investment banking firm, the two highest determinations of the fair market value of the Purchased Interest shall be averaged, which amount shall be the purchase price referred to in Section 9.3(i) or 9.3(j).

9.4 Allocation of Distributions Subsequent to Assignment. All Profits and Losses of the Partnership attributable to any Partnership Interest acquired by reason of any Transfer of such Partnership Interest and any distributions made with respect thereto shall be allocated (i) in respect of the portion of the Partnership Year ending on the effective date of the Transfer, to the transferor and (ii) in respect of subsequent periods, to the transferee. The effective date of any Transfer permitted under this Agreement, subject to the provisions of Section 9.7 below, shall be the close of business on the day the Partnership is notified of the Transfer.

9.5 Death, Incompetence, Bankruptcy, Liquidation or Withdrawal of a Limited Partner. The death, incompetence, Bankruptcy, liquidation or withdrawal of a Limited Partner shall not cause (in and of itself) a dissolution of the Partnership, but the rights of such a Limited Partner to share in the Profits and Losses of the Partnership, to receive distributions and to assign its Interest pursuant to this Article 9, on the happening of such an event, shall devolve on its beneficiary or other successor, executor, administrator, guardian or other legal representative for the purpose of settling its estate or administering its property, and the Partnership shall continue as a limited partnership. Such successor or personal representative, however, shall become a substituted limited partner only upon compliance with the requirements of Section 9.8 hereof with respect to a transferee of a Partnership Interest. The estate of a Bankrupt Limited Partner shall be liable for all the obligations of the Limited Partner.

9.6 Satisfactory Written Assignment Required. Anything herein to the contrary notwithstanding, both the Partnership and the General Partner shall be entitled to treat the transferor of a Partnership Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to it, until such time as a written assignment or other evidence of the consummation of a Transfer that conforms to the requirements of this Article 9 and is reasonably satisfactory to the General Partner has been received by and recorded on the books of the Partnership, at which time the Transfer shall become effective for purposes of this Agreement.

9.7 Transferee’s Rights. Any purported Transfer of a Partnership Interest which is not in compliance with this Agreement is hereby declared to be null and void and of no force and effect whatsoever. A permitted transferee of any Partnership Interest pursuant to Section 9.1, 9.2, 9.3, or 9.5 hereof shall be entitled to receive distributions of cash or other property from the Partnership and to receive allocations of the income, gains, credits, deductions, profits and losses of the Partnership attributable to such Partnership Interest after the effective date of the Transfer but shall not become a Partner unless and until admitted pursuant to Section 9.8 hereof.

9.8 Transferees Admitted as Partners. The assignee or transferee of any Partnership Interest shall be admitted as a Partner only upon the satisfaction of the following conditions:

(a) A duly executed and acknowledged written instrument of Transfer, being either a certificate evidencing the Partnership Interest owned by the transferor prior to such Transfer or some other instrument approved by the General Partner, and either a copy of this Agreement duly executed by the transferee or an instrument of assumption in form and substance satisfactory to the General Partner setting forth the transferee’s agreement to be bound by the provisions of this Agreement have been delivered to the Partnership.

(b) The transferee has paid any fees and reimbursed the Partnership for any expenses paid by the Partnership in connection with the Transfer and admission.

The effective date of an admission of a Partner and the withdrawal of the transferring Partner, if any, shall be the first day which is the last Business Day of a calendar month to occur following the satisfaction of the foregoing conditions, except as otherwise may be agreed by all the Partners in writing.

ARTICLE 10

DISSOLUTION

10.1 Events of Dissolution. The Partnership shall continue until December 31, 2018, or such later date as the Partners may unanimously agree, unless sooner dissolved upon the earliest to occur of the following events, which shall cause an immediate dissolution of the Partnership:

(a) the sale, exchange or other disposition of all or substantially all of the Partnership’s assets; or

(b) the withdrawal, resignation, filing of a certificate of dissolution or revocation of the charter or Bankruptcy of the General Partner or the occurrence of any other event which causes the General Partner to cease to be a general partner of the Partnership under the Act (each an “Event of Withdrawal”); provided, however, that upon the occurrence of an Event of Withdrawal of the General Partner, the Partnership shall not be dissolved and its business shall not be required to be wound up if, within 90 days after such Event of Withdrawal all remaining Partners agree in writing to continue the business of the Partnership and to appoint one or more successor general partners; or

(c) such earlier date as the Partners shall unanimously elect; or

(d) the failure of the General Partner and Holdco to agree at the times required by and in accordance with the provisions of Section 6.4(a) or Section 6.4(d) hereof upon the individual to serve as the Joint Committee Member.

10.2 Final Accounting. Upon the dissolution of the Partnership and the failure to continue the Partnership as provided in Section 10.1 hereof, a proper accounting shall be made by the Partnership’s Auditor from the date of the last previous accounting to the date of dissolution.

10.3 Liquidation. Upon the dissolution of the Partnership and the failure to continue the Partnership as provided in Section 10.1 hereof, the General Partner or, if there is no General Partner, a person approved by the Majority Limited Partners, shall act as liquidator to wind up the Partnership. The liquidator shall have full power and authority to sell, assign and encumber any or all of the Partnership’s assets and to wind up and liquidate the affairs of the Partnership in an orderly and business-like manner. All proceeds from liquidation shall be distributed in the following orders of priority: (a) to the payment and discharge of the debts and liabilities of the Partnership (other than liabilities for distributions to Partners) and expenses of liquidation, (b) to the setting up of such reserves as the liquidator may reasonably deem necessary for any contingent liability of the Partnership (other than liabilities for distributions to Partners), and (c) the balance to the Partners in accordance with their Capital Accounts after adjustment to reflect all Profit and Loss for the Partnership Year in which such liquidation occurs.

10.4 Cancellation of Certificate. Upon the completion of the distribution of Partnership assets as provided in Section 10.3 hereof, the Partnership shall be terminated and the person acting as liquidator shall cause the cancellation of the Certificate and shall take such other actions as may be necessary or appropriate to terminate the Partnership.

ARTICLE 11

AMENDMENTS TO AGREEMENT

Without the written approval of each of the Partners, no amendment shall be made to this Agreement. The General Partner shall give written notice to all Partners promptly after any amendment has become effective.

ARTICLE 12

NOTICES

12.1 Method of Notice. Any notices or other communications required or permitted hereunder (including notices or other communications to or from members of the Advisory Committee) shall be in writing and shall be deemed to have been duly given when delivered personally or transmitted by telex or telecopier, receipt acknowledged, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, on the date shown on the receipt therefor, addressed to the Partners at their respective addresses as set forth on Schedule A annexed hereto (except that any Partner may from time to time give notice changing his address for that purpose), and addressed to members of the Advisory Committee at such addresses as such members shall from time to time advise the Partnership in writing.

12.2 Computation of Time. In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

ARTICLE 13

INVESTMENT REPRESENTATIONS

13.1 Investment Purpose. Each Limited Partner represents and warrants to the Partnership and to each other Partner that it has acquired its limited partner interest in the Partnership for its own account, for investment only and not with a view to the distribution thereof, except to the extent provided in or contemplated by this Agreement.

13.2 Investment Restriction. Each Partner recognizes that (a) the limited partner interests in the Partnership have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption from such registration, and agrees that it will not sell, offer for sale, transfer, pledge or hypothecate its limited partner interest in the Partnership (i) in the absence of an effective registration statement covering such limited partner interest under the Securities Act, unless such sale, offer of sale, transfer, pledge or hypothecation is exempt from registration for any proposed sale, and (ii) except in compliance with all applicable provisions of this Agreement, and (b) the restrictions on transfer imposed by this Agreement may severely affect the liquidity of an investment in limited partner interests in the Partnership.

ARTICLE 14

GENERAL PROVISIONS

14.1 Entire Agreement. [Reserved]

14.2 Amendment; Waiver. Except as provided otherwise herein, this Agreement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the party sought to be charged with such amendment or waiver.

14.3 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws.

14.4 Binding Effect. Except as provided otherwise herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

14.5 Separability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

14.6 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.7 No Third-Party Rights. Nothing in this Agreement shall be deemed to create any right in any person not a party hereto (other than the permitted successors and assigns of a party hereto) and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party (except as aforesaid).

14.8 Waiver of Partition. Each Partner, by requesting and being granted admission to the Partnership, is deemed to waive until termination of the Partnership any and all rights that it may have to maintain an action for partition of the Partnership’s assets.

14.9 Nature of Interests. All Partnership property, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and none of the Partners shall have any direct ownership of such property.

14.10 Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written, effective as of June 28, 2008.

GENERAL PARTNER:

PENSKE TRUCK LEASING CORPORATION

By:
Title:

LIMITED PARTNERS:

GENERAL ELECTRIC CORPORATION OF TENNESSEE

By:
Title:

PTLC HOLDINGS CO., LLC

By:
Title:

PTLC2 HOLDINGS CO., LLC

By:
Title:

PENSKE AUTOMOTIVE GROUP, INC.

By:
Title:

LOGISTICS HOLDING CORP.

By:
Title:

RTLC ACQUISITION CORP.

By:
Title:

NTFC CAPITAL CORPORATION

By:
Title:

Schedule A

Effective June 28, 2008

Name and Address	Percentage Interest
General Partner

Penske Truck Leasing Corporation Route 10, Green Hills	11.68%
Reading, Pennsylvania 19603-0563
Limited Partners

General Electric Credit Corporation of Tennessee 44 Old Ridgebury Road	0.50%
Danbury, Connecticut 06810
PTLC Holdings Co., LLC 1105 N. Market Street, Suite 1300	18.32%
Wilmington, DE 19801
PTLC2 Holdings Co., LLC 1105 N. Market Street, Suite 1300	10.00%
Wilmington, DE 19801
Logistics Holding Corp. 1209 Orange Street	13.26%
Wilmington, DE 19808
RTLC Acquisition Corp. 2711 Centerville Road Suite 400	35.29%
Wilmington, DE 19801
NTFC Capital Corporation 44 Old Ridgebury Road	1.95%
Danbury, Connecticut 06810
Penske Automotive Group, Inc. 2555 Telegraph Road	9.00%

Bloomfield Hills, Michigan 48302

Schedule B

Current Members of Advisory Committee

GP Committee Members:	Roger S. Penske Brian Hard Frank Cocuzza
GE Committee Members:	Deborah M. Reif Dennis M. Murray David G. Amble